Exhibit 10.21

Deerfield Capital Corp.

6250 North River Road

Rosemont, IL 60018

February 14, 2011

Mr. Peter H. Rothschild

Interim Chairman of the Board of Directors of

Deerfield Capital Corp.

130 East 59th Street, 12th Floor

New York, NY 10022

Dear Mr. Rothschild.

The purpose of this letter (the “Amendment”) is to amend the terms of the letter agreement that Deerfield Capital Corp. (the “DFR”) entered into with you on March 22, 2010 (the “Agreement”) to extend, for the 2011 year, certain of the compensation terms established in the Agreement.  Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

Accordingly, the Agreement is hereby amended as follows:

1.                                       The Base Fee and the Expense Reimbursement shall be payable to on a prorated basis you for the period January 1, 2011 through the earlier of (a) December 31, 2011 and (b) the closing date of the merger contemplated by the Agreement and Plan of Merger by and among DFR, Bulls I Acquisition Corporation, Bulls II Acquisition LLC, CIFC Parent Holdings LLC and Commercial Industrial Finance Corp., subject to the terms and conditions set forth in the Agreement (including, without limitation, the termination of the Base Fee and the Expense Reimbursement, at the discretion of the Committee, upon 30 days notice to you).

2.                                       All references to “2010” in the Agreement shall be to “2011.”

3.                                       Section 2 of the Agreement is deleted in its entirety.

By your execution and delivery to DFR of a copy of this Amendment, this Amendment will amend the Agreement and become a legal obligation of the parties.

Deerfield Capital Corp.

	By:	/s/ Jonathan W. Trutter
	Name:	Jonathan W. Trutter
	Its:	Chief Executive Officer

Agreed and Acknowledged:

/s/ Peter H. Rothschild
Peter H. Rothschild